EXHIBIT 6

Restated Consent and Agreement

AMENDED AND RESTATED
CONSENT AND AGREEMENT

THIS AMENDED AND RESTATED CONSENT AND AGREEMENT (this “Agreement”) is entered into as of August 14, 2003, by and among KPCB Holdings, Inc., as nominee, a California corporation (the “KPCB”), Asera, Inc., a Delaware corporation (“Asera”), Sherwood Partners, Inc., a California corporation (“Sherwood”), solely in its capacity as assignee for the benefit of creditors of Asera, and SEEC, Inc., a Pennsylvania corporation (the “Buyer”).

RECITALS

WHEREAS, pursuant to that certain Note and Warrant Purchase Agreement dated as of November 15, 2002 (as such may from time to time be amended, supplemented or otherwise modified, the “Bridge Agreement”), by and among Asera, KPCB and the other signatories thereto (such signatories, with KPCB, the “Bridge Lenders”), Asera had issued to the Bridge Lenders certain senior secured promissory notes pursuant to the Bridge Agreement in the aggregate principal amount of $2,112,525 (the “Bridge Notes”);

WHEREAS, Asera’s repayment obligations of all indebtedness, accrued and unpaid interest thereon and any other amounts owing by Asera to the Bridge Lenders pursuant to the Bridge Notes and Bridge Agreement (collectively, the “Bridge Indebtedness”) was secured by the Collateral (as such term is defined in the Bridge Agreement);

WHEREAS, KPCB, in its capacity as (i) the representative and collateral agent for and on behalf of the Bridge Lenders (in such capacity, the “Collateral Agent”) and (ii) the Majority Lenders (as such term is defined in the Bridge Agreement), may amend or waive any provision of the Bridge Agreement or the other Transaction Documents (as such term is defined in the Bridge Agreement) including, without limitation, the Bridge Notes, and such amendment and/or waiver shall be binding on all Bridge Lenders;

WHEREAS, on or before January 8, 2003, Asera made a general assignment for the benefit of creditors (the “Assignment”) whereby all of its assets (including, without limitation, the Collateral) were transferred to Sherwood as the assignee (hereinafter Sherwood shall be referred to as the “Assignee”);

WHEREAS, effective as of January 8, 2003, the Assignee sold, and the Buyer purchased, the Required Assets (as such term is defined in the Asset Purchase Agreement) including, without limitation, the Collateral, and assumed the Assumed Liabilities (as such term is defined in the Asset Purchase Agreement), including, without limitation, the Bridge Indebtedness, pursuant to that certain Asset Purchase Agreement dated as of January 8, 2003 (the “Asset Purchase Agreement”), by and between the Assignee and the Buyer (such sale and purchase, the “Asset Sale”);

WHEREAS, effective as of January 8, 2003 and in connection with the Asset Sale, the parties hereto entered into that certain Consent and Agreement (the “Original Agreement”) pursuant to which the Buyer and the Bridge Lenders agreed to convert the Bridge Indebtedness into shares of capital stock of the Buyer and, in certain instances, the right to receive certain cash payments, subject to the satisfaction of certain conditions as set forth therein, as satisfaction in full for all Bridge Indebtedness, as such was assumed by the Buyer in connection with the Asset Sale; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety in the manner set forth herein:

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                                            Certain Consents of Bridge Lenders.

(a)                                  Assignment for the Benefit of Creditors. Subject to the provisions hereof, KPCB, in its capacity as the Collateral Agent and with the consent of the Majority Lenders, will and hereby does consent to Asera’s making a general assignment for the benefit of creditors and naming Sherwood as the Assignee effective as of January 8, 2003; provided, however, that the liens and security interests on the Required Assets granted to the Bridge Lenders pursuant to certain of the Transaction Documents shall remain in full force and effect until the Bridge Conversion (as defined in Section 2(a) hereof) or until the Bridge Indebtedness is repaid in full.

(b)                                 Asset Sale. Subject to the provisions hereof, KPCB, in its capacity as the Collateral Agent and with the consent of the Majority Lenders, will and hereby does consent to the sale of the Required Assets by the Assignee to the Buyer, effective as of January 8, 2003; provided, however, that the liens and security interests on the Required Assets granted to the Bridge Lenders pursuant to certain of the Transaction Documents shall remain in full force and effect until the Bridge Conversion or until the Bridge Indebtedness is repaid in full.  Notwithstanding the foregoing, except as expressly provided in the Bridge Loan Assumption Agreement (as such term is defined in the Asset Purchase Agreement), the term “Collateral” (as used in the Bridge Agreement and the other Transaction Documents) shall only include the Required Assets and shall not include any other assets now owned or hereinafter acquired by the Buyer.  The foregoing consent to the Asset Sale shall in no way be deemed a consent to any future sale of the Required Assets by the Buyer.

Section 2.                                            Agreement to Convert Bridge Indebtedness.

(a)                                  Bridge Note Conversion.  The Collateral Agent, with the consent of the Majority Lenders, Asera and the Buyer hereby amend each Bridge Note in the manner described in, and so as to effect the transactions contemplated by, this Section 2(a).

(i)                                     Subject to the foregoing provisions and the satisfaction (or waiver) of all of the conditions precedent set forth in Sections 2(a)(ii) and (iii) herein, the following shall occur (the “Bridge Conversion”):

(A)                              All Bridge Indebtedness shall be converted, automatically and without any action of any Bridge Lender, into (1) an aggregate of 1,646,129 shares of Series A Preferred Stock, par value $0.01 per share (“Buyer Preferred Stock”), of the Buyer having the rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit A (such shares, the “Conversion Shares”) and (2) an amount in cash equal to all interest accrued but unpaid on the Bridge Notes from and including January 9, 2003 through and until the date of the Bridge Conversion at the interest rate set forth in such Bridge Notes (“Interest Payments”).  Such Conversion Shares and Interest Payments shall be allocated ratably among the Bridge Lenders in accordance with their respective Pro-Rata Shares (as such term is defined in the Bridge Agreement) and as set forth on Exhibit B hereto.

(B)                                The issuance of the Conversion Shares and the payment of the Interest Payments in accordance with Section 2(a)(i)(A) and the Participation Payment (as defined herein) in accordance with Section 2(a)(i)(E) shall be in satisfaction in full of any and all of the debtor’s repayment obligations under the Transaction Documents.

(C)                                The Bridge Conversion shall be deemed to have been made immediately upon the close of business of the day following the satisfaction of the conditions precedent set forth in Sections 2(a)(ii) and (a)(iii) hereof (such date, the “Conversion Date”), and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes (including, without limitation, the right to participate in all distributions or restructurings or recapitalizations) as the record holder or holders of such Conversion Shares as of such time.

(D)                               As soon as practicable following (and in no event more than ten (10) business days after) the Conversion Date, the Buyer shall cause its transfer agent to prepare and deliver to each Bridge Lender (1) a certificate or certificates representing the number of Conversion Shares issuable by reason of such conversion in the name of such Bridge Lender and (2) a check representing that portion of the Interest Payments payable to, in the name of, such Bridge Lender.  The issuance of any stock certificates upon the Bridge Conversion shall be made without charge to such Bridge Lender for any issuance tax in respect thereof or other cost incurred by the Buyer in connection with such conversion and the related issuance of the Conversion Shares.

(E)                                 In addition to the Conversion Shares and the Interest Payments, the Buyer shall deliver to the Collateral Agent an aggregate of $301,782.32 in cash (the “Participation Payment”), which shall be allocated among each Bridge Lender who, during the period commencing on the date hereof through and including the Conversion Date, acquires directly from the Buyer at least its Pro-Rata Amount (as defined herein) of Buyer Common Stock (excluding, for such purpose, the Conversion Shares issuable to such Bridge Lender hereunder) (a “Participating Bridge Lender”).  The Participation Payment shall be paid by the Buyer to the Collateral Agent, on behalf of the Participating Bridge Lenders, on the Conversion Date by wire transfer of immediately available funds to an account specified by the Collateral Agent.  Thereafter, the Collateral Agent shall distribute to each Participating Bridge Lender its relative pro-rata share of the Participation Payment, which shall be determined based on the relative Pro-Rata Shares of the Participating Bridge Lenders vis-à-vis each other.  For the purposes hereof, a Bridge Lender’s “Pro-Rata Amount” shall be equal to the number of shares obtained by multiplying such Bridge Lender’s Pro-Rata Share (as set forth on Exhibit B hereto) by 1,000,000.

(F)                                 Upon consummation of the Bridge Conversion in accordance herewith, all of the debtor’s obligations under the Bridge Notes including, without limitation, repayment of the outstanding principal amount and any accrued and unpaid interest thereon shall be satisfied in full, and each Bridge Note shall be deemed cancelled and of no further force and effect.  The Collateral Agent shall use commercially reasonable efforts to cause each Bridge Lender to return the original Bridge Note issued to such Bridge Lender, marked as cancelled, to the Buyer; provided, however, that the failure by any Bridge Lender to so return such original Bridge Note shall not in any manner affect the above-described conversion.

(G)                                Notwithstanding the foregoing, in the event that the consummation of Bridge Conversion does not occur due as a result of the inability of the Buyer to satisfy any of the conditions set forth in Sections 2(a)(ii) and (a)(iii) herein (other than the condition in the respective clause (A) thereof) by the earlier of (i) December 31, 2003 and (ii) unless otherwise consented to by the Majority Lenders, the closing of an Acquisition (as defined below), any and all Bridge Indebtedness shall become immediately due and payable on such date (such date being, the “Expiration Date”). For purposes of this Agreement, an “Acquisition” shall mean a transaction or series of related transactions that results in: (i) the acquisition of the Buyer by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, exchange or consolidation, other than a merger merely to change the domicile of the Buyer) whereby the shareholders of the Buyer immediately prior to such transaction or series of related transactions do not retain at least fifty percent (50%) of the total voting power of the surviving entity; or (ii) the sale of all or substantially all of the Buyer’s assets (including, without limitation, the exclusive licenses of all or substantially all of the Company’s intellectual property) by means of any transaction or series of related transactions.

(ii)                                  The obligations of the Bridge Lenders to effectuate the Bridge Conversion shall occur upon the satisfaction or waiver of the following conditions:

(A)                              the Closing shall have occurred under the Asset Purchase Agreement in form and substance satisfactory to the Majority Lenders;

(B)                                all necessary corporate approvals of the Buyer required to effect the Bridge Conversion shall have been obtained including, without limitation, the approval of the Buyer’s shareholders of (I) the Bridge Conversion, and (II) the amendment of the Buyer’s articles of incorporation to provide that the Buyer shall not be subject to Subchapter (E) of Chapter 25 of the Pennsylvania Business Corporation Law (the “PBCL”);

(C)                                all necessary permits, authorizations, consents, notices, and approvals as may be required for the Bridge Conversion under all applicable law shall have been obtained including, without limitation, any so required under (I) the Securities Act of 1933, as amended (the “Securities Act”), (II) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (III) applicable state securities or blue sky laws, (IV) the PCBL and (V) the rules, regulations policies adopted by the National Association of Securities Dealers, Inc. (the “NASD”) concerning companies listed on the Nasdaq Stock Market (the “NASD Rules”);

(D)                               the Certificate of Designation shall have been filed with the Secretary of State of Pennsylvania and shall be in full force and effect;

(E)                                 the representations and warranties of the Buyer set forth in Section 2(b) hereof shall be true and correct in all respects as of the date hereof and as of the Conversion Date with the same force and effect as if they had been made on as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respect as of such date), except in each case, or in the aggregate, where the failure to be true and correct (disregarding any additional materiality “baskets” contained therein) does not constitute a Buyer Material Adverse Effect (as such term is defined in Section 2(b) hereof); and

(F)                                 the Collateral Agent, on behalf of the Bridge Lenders, shall have received from Cohen & Grigsby, P.C., counsel to the Buyer, an opinion letter addressed to the Bridge Lenders in the form attached hereto as Exhibit C;

(iii)                               The obligations of the Buyer to effectuate the Bridge Conversion shall occur upon the satisfaction or waiver of the following conditions:

(A)                              the Closing shall have occurred under the Asset Purchase Agreement in form and substance satisfactory to the Majority Lenders;

(B)                                all necessary corporate approvals of the Buyer required to effect the Bridge Conversion shall have been obtained including, without limitation, any required approval of the Buyer’s shareholders of (I) the Bridge Conversion, and (II) the amendment of the Buyer’s articles of incorporation to provide that the Buyer shall not be subject to Subchapter (E) of Chapter 25 of the Pennsylvania Business Corporation Law (the “PBCL”);

(C)                                all necessary permits, authorizations, consents, notices, and approvals as may be required for the Bridge Conversion under all applicable law shall have been obtained including, without limitation, any so required under (I) the Securities Act, (II) the Exchange Act, (III) applicable state securities or blue sky laws, (IV) the PBCL and (V) the NASD Rules; and

(D)                               the Buyer shall have received from each Bridge Lender an executed Representation Statement in the form attached hereto as Exhibit D (the “Representation Statement”).

(b)                                 Certain Representations and Warranties of the Buyer.  The representations and warranties of the Buyer as set forth on Exhibit E hereto are incorporated by reference herein.  Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Buyer herein shall survive the execution hereof, the delivery to the Bridge Lenders of the Conversion Shares, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Bridge Lenders, the Collateral Agent, the Majority Lenders or counsel, but shall terminate on the date which is 60 days after the filing of the Buyer’s Annual Report on Form 10-K for the year ended March 31, 2004 with the Securities Exchange Commission (the “SEC”).

(c)                                  Registration Rights.

(i)                                     Certain Definitions.  For the purposes hereof, the following definitions shall apply:

(A)                              “Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations under the Exchange Act.

(B)                                “Effectiveness Termination Date” shall mean the earlier of (I) the date that is the later of (a) the second anniversary of the consummation of the Bridge Conversion and (b) the date that no Bridge Lender nor any of its respective Affiliates is an Affiliate of the Buyer, (II) such date as all unsold securities registered on such Registration Statement may be sold in a single three-month period in accordance with Rule 144 under the Securities Act or, (III) such date as all securities registered on such Registration Statement have been resold.

(C)                                “Registrable Securities” shall mean the shares of the Buyer’s Common Stock, par value $0.01 per share (“Buyer Common Stock”), issuable upon conversion of the Conversion Shares and any other shares of Buyer Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of Conversion Shares.

(D)                               “Registration Statement” shall mean a registration statement on Form S-3 under the Securities Act or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits the inclusion or incorporation of substantial information by reference to other documents filed by the Buyer with the SEC, including the prospectus, amendments and supplements to such registration statements, including post-effective amendments, all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statements, and/or as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered thereby; provided, however, that the term “Registration Statement” shall refer to any other registration form under the Securities Act available to the Buyer including, without limitation, a Form S-1 (or any successor form thereto) if the Buyer is not eligible to register securities on Form S-3 or such similar registration form.

(ii)                                  Shelf Registration.

(A)                              The Buyer shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable but in any event no later than ten (10) business days following the Conversion Date, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Bridge Lenders of the Registrable Securities.  The Buyer shall use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable thereafter and to keep such Registration Statement continuously effective under the Securities Act until the Effectiveness Termination Date.  The Buyer shall keep the Bridge Lenders advised in writing as to the initiation of such registration, qualification and compliance and as to the completion thereof.

(B)                                At the time the Registration Statement is declared effective, each Bridge Lender shall be named as a selling securityholder in the Registration Statement and the related prospectus in such a manner as to permit such Bridge Lender to deliver such prospectus to purchasers of registered securities in accordance with applicable law.

(iii)                               Selling Procedure.

(A)                              Following the date that the Registration Statement is declared effective by the SEC, the Bridge Lenders shall be permitted, subject to the provisions hereof, to offer and sell the Registrable Securities included thereon in the manner described in such Registration Statement during the period of its effectiveness; provided, however, that each Bridge Lender arranges for delivery of a current prospectus to the transferee of the Registrable Securities.

(B)                                Notwithstanding the foregoing, or anything contained herein to the contrary, the Buyer may suspend offers and sales of Registrable Securities pursuant to such Registration Statement if in the good faith judgment of the Buyer’s Board of Directors, upon the advice of counsel, (I)(a)(1) such registration would be substantially contrary to the bests interests of the Buyer because (X) it would materially interfere with a material financing plan or other material transaction or negotiations relating thereto then pending, or (Y) it would require the disclosure of any material non-public information prior to the time that such information would otherwise be disclosed or be required to be disclosed, if such early disclosure would be substantially contrary to the best interests of the Buyer, or (2) such Registration Statement contains or may contain an untrue statement of material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Board of Directors concludes, as a result, that it is necessary and appropriate to defer the filing of such registration statement at such time, and (II) the Buyer shall furnish to the Bridge Lenders a certificate signed by the President or Chief Executive Officer of the Buyer stating the good faith judgment of the Board of Directors to such effect, then the Buyer shall have the right to defer such filing only for the period during which such filing would be substantially contrary to the best interests of the Buyer (a “Suspension”); provided, however, that the aggregate number of days included in such periods of Suspension shall not exceed ninety (90) days in any twelve (12) month period.  In the event of any Suspension, the Bridge Lenders shall discontinue disposition of Registrable Securities covered by the Registration Statement until copies of a supplemented or amended prospectus are distributed to the Bridge Lenders or until the Bridge Lenders are advised in writing by the Buyer that the use of the applicable prospectus may be resumed.

(iv)                              Expenses of Registration.  All expenses incurred in connection with the registrations pursuant hereto (including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of one counsel for the Buyer and reasonable fees and disbursements of counsel to the Bridge Lenders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration) shall be borne by the Buyer, other than expenses relating to (A) the compensation of regular employees of the Buyer, which shall be paid in any event by the Buyer, and (B) all underwriting discounts and selling commissions applicable to a sale of the Registrable Securities, which shall be borne by the Bridge Lenders.

(v)                                 Registration Procedures.  Subject to the provisions hereof, and until the Effectiveness Termination Date, the Buyer shall take the following actions:

(A)                              Prepare and file with the SEC the Registration Statement in accordance herewith;

(B)                                Furnish to the Bridge Lenders such reasonable numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(C)                                Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Bridge Lenders for the purpose of permitting the offers and sales of the securities in such jurisdictions, provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(D)                               Notify as soon as reasonably practicable after the Buyer becomes aware the Bridge Lenders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(E)                                 If for any reason it shall be necessary to amend or supplement the Registration Statement or the prospectus used in connection with such Registration Statement in order to correct any untrue statements, (I) ensure that the Registration Statement is not misleading or otherwise to comply with the Securities Act, as promptly as reasonably practicable, (II) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus as may be necessary to correct such untrue statements, and (III) ensure that such Registration Statement is not misleading or to comply with the provisions of the Securities Act, provided that, to the extent that any statements to be corrected relate to any information provided by the Bridge Lenders, the Buyer shall not be obligated to amend the Registration Statement until the Buyer has received such corrected information from the Bridge Lenders and has had a reasonable opportunity to amend or supplement such Registration Statement or prospectus;

(F)                                 If the Registration Statement ceases to be effective for any reason at any time prior to the Effectiveness Termination Date (other than because all securities registered thereunder have been resold pursuant thereto), use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof;

(G)                                Cause all such Registrable Securities registered hereunder to be listed or included on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed or included; and

(H)                               Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

In addition, in the event of any underwritten public offering, the Buyer shall (I) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that each Bridge Lender also enters into and perform its respective obligations under such an agreement, and (J) use its best efforts to furnish, at the request of the Bridge Lenders, (x) an opinion, dated as of the date that the registration statement with respect to such securities becomes effective, of the counsel representing the Buyer for the purposes of such registration, in form and substance as is customarily given in an underwritten public offering (and reasonably acceptable to the counsel for the Bridge Lenders), addressed to the underwriters, if any, and to the Bridge Lenders, and (y) a letter dated such date, from the independent certified public accountants of the Buyer, in form and substance as is customarily given by independent certified public accountants in an underwritten public offering (and reasonably acceptable to the counsel for the Bridge Lenders), addressed to the underwriters, to the extent such letter is permitted under generally recognized accounting practice.

(vi)                              Indemnification.

(A)                              The Buyer shall indemnify each Bridge Lender, its officers, directors, employees, partners, affiliates, agents, representatives and legal counsel, and each person controlling (or deemed controlling) such Bridge Lender within the meaning of the Securities Act, (collectively, the “Bridge Lender’s Agents”) with respect to which registration, qualification or compliance has been effected pursuant hereto, against all claims, losses, damages and liabilities (or actions in respect thereof), joint or several, arising out of or based on (I) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document or any amendments or supplements thereto (including any related registration statement and amendments or supplements thereto, notification or the like) incident to any such registration, qualification or compliance, (II) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (III) any violation by the Buyer of the Securities Act, the Exchange Act or any rule or regulation promulgated thereunder applicable to the Buyer in connection with any such registration, qualification or compliance, and shall reimburse each Bridge Lender, and such Bridge Lender’s Agents, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred;

provided, however, that the Buyer shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Buyer by an instrument duly executed by such Bridge Lender and stated to be specifically for use therein or furnished in writing by such Bridge Lender to the Buyer in response to a request by the Buyer stating specifically that such information shall be used by the Buyer therein.

(B)                                Each Bridge Lender shall indemnify the Buyer, its officers, directors, employees, affiliates, agents, representatives, legal counsel, independent accountant, and each person controlling the Buyer within the meaning of the Securities Act (collectively, the “Buyer’s Agents”), each other Bridge Lender and its respective Bridge Lender’s Agents, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (I) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document or any amendments or supplements thereto (including any related registration statements and any amendments or supplements thereto, notification and the like), or (II) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and shall reimburse the Buyer and the other Bridge Lenders and the respective Buyer’s Agents and Bridge Lender’s Agents for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred; provided, however, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such prospectus, offering circular or other similar document or any amendments or supplements thereto (including any related registration statements and any amendments or supplements thereto, notification and the like) in reliance upon and in conformity with written information furnished in writing to the Buyer by an instrument duly executed by such Bridge Lender and stated to be specifically for use therein or furnished by such Bridge Lender to the Buyer in response to a request by the Buyer stating specifically that such information shall be used by the Buyer therein; provided, further, that the indemnity agreement provided in this Section 2(c)(vi) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of such Bridge Lender, which consent shall not be unreasonably withheld, unless such consent is obtained in accordance with subsection (C) hereof.  In no event shall a Bridge Lender’s indemnification obligation exceed the net proceeds received from its sale of Registrable Securities in such offering.

(C)                                Each party entitled to indemnification under this Section 2(c)(vi) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld).  The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest.  The failure of any Indemnified Party to give notice within a reasonable period of time as provided herein shall relieve the Indemnifying Party of its obligations under this Section 2(c)(vi), but only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Party (which shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(D)                               If the indemnification provided for in this Section 2(c)(vi) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Bridge Lender under this Section 2(c)(vi) exceed the net proceeds from the offering received by such Bridge Lender.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(E)                                 The obligations of the Buyer and the Bridge Lenders under this Section 2(c)(vi) shall survive the completion of any offering of the Registrable Securities in a Registration Statement hereunder, any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

(vii)                           Information by the Bridge Lenders.  As a condition precedent to the obligations of the Buyer hereunder, each Bridge Lender shall furnish to the Buyer all such information and materials regarding such Bridge Lender and the distribution proposed by such Bridge Lender as the Buyer may reasonably request in writing in connection with any registration, qualification or compliance referred to herein.  Each Bridge Lender will promptly notify the Buyer in writing of any changes in the information set forth in the registration statement after it is prepared regarding such Bridge Lender or its plan of distribution to the extent required by applicable law.

(viii)                        Inclusion of Additional Securities.  The Buyer may include additional Buyer securities in any registration pursuant hereto for its own account and by other parties in amounts as determined by the Buyer’s Board of Directors, provided that any such inclusion does not (A) reduce the number of Registrable Securities (or other Buyer securities held by any Bridge Lender) which are included in the Registration Statement filed pursuant hereto or otherwise materially and adversely affect the rights of the Bridge Lenders hereunder, or (B) cause Form S-3 to be unavailable under the Securities Act for such registration due to the nature of the additional securities to be so included.

(ix)                                Termination of Registration Rights.  All rights and obligations provided for in this Section 2(c) (except for in Section 2(c)(vi), which rights and obligations shall survive) shall terminate on the Effectiveness Termination Date.

Section 3.                                            Consulting Arrangement and Additional Equity Issuance.  Concurrently with the execution hereof, the Buyer and KPCB shall enter into an amended and restated consulting agreement in the form appended hereto as Exhibit F (the “Consulting Agreement”) pursuant to which KPCB (together with its affiliates) will agree to provide to the Buyer advice and assistance with respect to certain selling, strategy and general operational matters as further set forth therein.  In consideration of KPCB’s execution of the Consulting Agreement and the provision of such services thereunder, the Buyer will issue and deliver to KPCB warrants (the “Warrants”) to purchase shares of Buyer Common Stock (the “Warrant Shares”) in the form attached thereto.  The effectiveness of the Consulting Agreement and the issuance of the Warrants shall be subject to certain conditions as set forth therein.  KPCB shall be entitled to certain registration rights with respect to the Warrant Shares as set forth in the Consulting Agreement.

Section 4.                                            Meeting; Proxy.

(a)                                  Proxy Statement.  As soon as commercially practicable hereafter, the Buyer shall prepare and file with the SEC a proxy statement meeting the requirements of Section 14 of the Exchange Act and the related rules and regulations thereunder promulgated by the SEC (the “Proxy Statement”) to solicit, at a duly convened meeting of the Buyer’s shareholders (“Shareholders’ Meeting”), such shareholders’ approval of the following matters, which shall be presented as a single matter for the approval of the shareholders (collectively, the “Voting Matters”): (i) the Bridge Conversion; (ii) the Consulting Agreement; (iii) certain amendments of the Buyer’s articles of incorporation and bylaws as are necessary to effect the transactions contemplated hereby (including, without limitation, the amendments necessary so as to ensure that Subchapter (E) of Chapter 25 of the PBCL does not apply to the Transactions)(the “Charter Amendment”); and (iv) each of the respective transactions contemplated thereby including, without limitation, the issuance of the Warrants pursuant to the Consulting Agreement and Seller Warrants (as such term is defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement (collectively, the “Transactions”).  In connection with the preparation of the Proxy Statement, each of Assignee, Asera and the Bridge Lenders shall promptly provide to the Buyer such information concerning the business, financial statements and affairs of Assignee, Asera or Bridge Lenders, as applicable, as may be required under applicable law, and such other information as the Buyer may reasonably request in good faith and upon the advice of counsel, for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the Buyer’s counsel and auditors in the preparation of the Proxy Statement.  The Buyer shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filings, and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the Proxy Statement is cleared by the SEC.  The Proxy Statement shall include the recommendation of the Board of Directors of the Buyer in favor of each of the Transactions and the conclusion of the Buyer’s Board of Directors that the terms and conditions of each of the Transactions are fair and reasonable to, and in the best interests of, the shareholders of the Buyer.  Each of the Buyer, the Assignee, Asera and the Bridge Lenders, severally and not jointly, represents and warrants that the information to be supplied by or on behalf of such party for inclusion in the Proxy Statement to be sent to the shareholders of the Buyer in connection with the Shareholders’ Meeting (as defined below) shall not, on the date the Proxy Statement is first mailed to the Buyer’s shareholders or at the time of the Shareholders’ Meeting, (a) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (b) omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or (c) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading.  If at any time prior to the Shareholders’ Meeting any fact or event relating to any party is discovered by such party or occurs which should be set forth in a supplement to the Proxy Statement, such party shall promptly inform each other party hereto of such fact or event.  The Buyer shall keep the Assignee, Asera and the Bridge Lenders apprised of the status of matters relating to the Proxy Statement and the Shareholders’ Meeting, including promptly furnishing the Assignee, Asera and the Collateral Agent with copies of notices or other communications related to the Proxy Statement or the Shareholders’ Meeting received by the Buyer from the SEC or NASD.

(b)                                 Shareholders’ Meeting.  The Buyer shall, in accordance with the laws of the State of Pennsylvania and the Buyer’s articles of incorporation and bylaws, use its best efforts to convene the Shareholders’ Meeting within 21 days (or such other time period that is mutually agreed to by the consent of the Company and Consent of the Investors) after the Proxy Statement is declared effective, to consider and vote upon giving such holders’ approval of the Transactions.

Section 5.                                            Indemnification.

(a)                                  Damages relating to the Proxy Statement.

(i)                                     The Buyer shall indemnify each of the Bridge Lenders, Asera and the Assignee (each, a “Key Party”) and its respective officers, directors, employees, partners, affiliates, agents, representatives and legal counsel, and each person controlling (or deemed controlling) such person within the meaning of the Securities Act (collectively, the “Agents”), against all claims, losses, damages and liabilities (or actions in respect thereof), joint or several, arising out of or based on, related to or in any way attributable to (A) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or any amendment or supplement thereto, or (B) the omission or alleged omission to state in the Proxy Statement, including any amendment or supplement thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading, and shall reimburse the Key Party and its Agents for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred; provided, however, that the Buyer shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Buyer by an instrument duly executed by such Key Party and stated to be specifically for use therein or furnished in writing by such Key Party to the Buyer in response to a written request by the Buyer stating specifically that such information shall be used by the Buyer therein.

(ii)                                  Each Key Party shall indemnify the Buyer and each other Key Party and their respective Agents against all claims, losses, damages and liabilities (or actions in respect thereof), joint or several, arising out of or based on, related to or in any way attributable to (A) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or any amendment or supplement thereto, or (B) the omission or alleged omission to state in the Proxy Statement, including any amendment or supplement thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading, and shall reimburse each person entitled to indemnification hereunder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred; provided, however, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Proxy Statement or any amendments or supplements thereto in reliance upon and in conformity with written information furnished in writing to the Buyer by an instrument duly executed by such Key Party and stated to be specifically for use therein or furnished by such Key Party to the Buyer in response to a written request by the Buyer stating specifically that such information shall be used by the Buyer therein; provided, further, that the indemnity agreement provided in this Section 5(a)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of such person entitled to indemnification hereunder, which consent shall not be unreasonably withheld, unless such consent is obtained in accordance with subsection (iii) hereof.

(iii)                               Each party entitled to indemnification under this Section 5(a) (the “Indemnified Proxy Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Proxy Party”) promptly after such Indemnified Proxy Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Proxy Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Proxy Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Proxy Party (whose approval shall not be unreasonably withheld).  The Indemnified Proxy Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Proxy Party shall bear the expense of such defense of the Indemnified Proxy Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest.  The failure of any Indemnified Proxy Party to give notice within a reasonable period of time as provided herein shall relieve the Indemnifying Proxy Party of its obligations under this Section 5(a), but only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Proxy Party in the defense of any such claim or any such litigation.  No Indemnifying Proxy Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Proxy Party (which shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Proxy Party of a release from all liability in respect to such claim or litigation.

(iv)                              If the indemnification provided for in this Section 5(a) is held by a court of competent jurisdiction to be unavailable to an Indemnified Proxy Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Proxy Party, in lieu of indemnifying such Indemnified Proxy Party hereunder, shall contribute to the amount paid or payable by such Indemnified Proxy Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Proxy Party on the one hand and of the Indemnified Proxy Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Proxy Party and of the Indemnified Proxy Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Proxy Party or by the Indemnified Proxy Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(v)                                 The obligations of the parties under this Section 5(a) shall survive the Shareholders’ Meeting and any investigation made by or on behalf of the Indemnified Proxy Party or its Agents.

(b)                                 Bridge Lenders.  The Buyer agrees to indemnify and hold harmless each Bridge Lender and its respective Agents (collectively, the “Bridge Lender Indemnitees”), against all claims, losses, damages and liabilities (or actions in respect thereof), joint or several, arising out of or based on, related to or in any way attributable to any breach of any representation, warranty, agreement or covenant of the Buyer set forth in Section 2(b) hereof.  Upon written request, the Buyer agrees to reimburse the Bridge Lender Indemnitees for any legal or other expenses reasonably incurred in connection with investigating or defending any such claims, losses, damages and liabilities, as such expenses or other costs are incurred.  The Bridge Lender Indemnitees may select their own counsel.  This indemnity shall be in addition to any obligations that the Buyer may otherwise have with respect to any Bridge Lender, including, without limitation, any obligations to any Bridge Lender or its representatives in their individual capacities as directors of the Buyer.  Notwithstanding the foregoing, the Buyer’s aggregate liability hereunder shall be limited to the aggregate Bridge Indebtedness plus all expenses incurred by the Bridge Lender Indemnitees in connection with such claim, loss, damage or liability; provided, however, that the foregoing limitation shall not apply to any claims, losses, damages or liabilities (or expenses relating thereto) relating to a breach by the Buyer of the representations and warranties set forth in Section 2(d)(v) and 2(q) of Exhibit E hereto.

Section 6.                                            Legends.

(a)                                  The certificates evidencing the Series A Preferred Stock, and the shares of Common Stock issuable upon conversion thereof, shall bear the following legends:

(i)                                     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  SUCH SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY SUCH OPINIONS, CERTIFICATES AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)                                  In addition to such legend, such certificates shall bear any legends required by the laws of any state or other jurisdiction.

Section 7.                                            Miscellaneous Provisions.

(a)                                  Entire Agreement.  This Agreement, together with each of the exhibits and schedules hereto and thereto, constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes the Original Agreement and any other prior agreements, commitments, discussions and understandings, oral or written, with respect thereto.

(b)                                 Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any provision of Section 3 hereof may be amended or waived by the Buyer and KPCB alone; provided, further, that any provision of Section 4 hereof may be amended or waived by the Buyer and KPCB, in its capacity as the Collateral Agent with the consent of the Majority Lenders.

(c)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the state of Delaware without giving effect to the choice of law provisions thereof.

(d)                                 Waiver of Jury Trial.  THE UNDERSIGNED ENTITIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY INDEMNIFIED PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE UNDERSIGNED ENTITIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE UNDERSIGNED ENTITIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CONSENT OR ANY

PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(e)                                  Benefits of Agreement.  This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

(f)                                    Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.  No party may assign, except as expressly contemplated herein, any rights, obligations or benefits under this Agreement without the prior written consent of the other party except as expressly set forth herein.

(g)                                 Notices.  All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed:

If to the Buyer:                                                                                                                                                                SEEC, Inc.
Park West One, Ste. 200
Cliff Mine Road
Pittsburgh, Pennsylvania 15275
Facsimile:                                            412.893.0415
Attention:                                         Chief Executive Officer

With a copy to:                                                                                                             Cohen & Grigsby, P.C.
11 Stanwix St., 15th Floor
Pittsburgh, Pennsylvania 15222
Facsimile:                                            412.209.0672
Attention:                                         Daniel L. Wessels

If to KPCB:                                                                                                                                                                                    KPCB Holdings, Inc.
c/o Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, California 94025
Facsimile:                                            650.233.0378
Attention:                                         John A. Denniston

Chief Operating Officer

With a copy to:                                                                                                            Baker & McKenzie
Two Embarcadero Center, 24th Floor
San Francisco, California 94111-3909
Facsimile:                                          415.576.3099
Attention:                                         Matthew R. Gemello

If to Sherwood:                                                                                                                                                              Sherwood Partners, Inc.
1849 Sawtelle Blvd., Ste. 543
Los Angeles, California 90025
Facsimile:                                            310.477.8402
Attention:                                         Michael Maidy

With a copy to:                                                                                                             Sulmeyer Kupetz
333 South Hope St., 35th Floor
Los Angeles, California 90071
Facsimile:                                            213.629.4520
Attention:                                         David S. Kupetz

If to Asera:                                                                                                                                                                                    Asera, Inc.
600 Clipper Dr., Ste. 100
Belmont, California 94002
Facsimile:                                            650.620.9744
Attention:                                         Chief Executive Officer

With a copy to:                                                                                                             Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Facsimile:                                            650. 938.5200
Attention:                                         Richard L. Dickson

All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

(h)                                 Interpretation.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”  The phrase “provided to,” “furnished to,” and terms of similar import in this Agreement shall mean that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided.  In this Agreement, the phrases “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 14, 2003.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws and regulations.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

(j)                                     Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument.

(k)                                  Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)                                     Expenses.  Upon execution of this Agreement, the Buyer shall reimburse the reasonable fees and expenses of Baker & McKenzie, counsel to KPCB, in an amount not to exceed $5,000.00.

(This space intentionally left blank)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

“KPCB”		“Buyer”

KPCB HOLDINGS, INC., as nominee, a California corporation		SEEC, INC., a Pennsylvania corporation

By:	/s/ JOHN A. DENNISTON	By:	/s/ RAVINDRA KOKA
Name:	John A. Denniston	Name:	Ravindra Koka
Title:	President	Title:	President & CEO

“Sherwood” or “Assignee”

SHERWOOD PARTNERS, INC., a California corporation, solely in its capacity as assignee for the benefit of creditors of Asera, Inc.

By:	/s/ MICHAEL A. MAIDY
Name:	Michael A. Maidy
Title:

EXHIBIT A

Certificate of Designation

SEEC, INC.

STATEMENT WITH RESPECT TO THE POWERS,

PREFERENCES AND RELATIVE, OPTIONAL

AND OTHER SPECIAL RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

PURSUANT TO SECTION 1522 OF THE

BUSINESS CORPORATION LAW OF THE COMMONWEALTH OF PENNSYLVANIA

SEEC, Inc., a corporation organized and existing under the Business Corporation Law of the Commonwealth of Pennsylvania (the “Company”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company or any committee of the Board of Directors (the “Board”) by its Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”), and pursuant to the provisions of Section 1522 of the Business Corporation Law of the Commonwealth of Pennsylvania, the Board, at a meeting held on August      , 2003, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Articles of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of a series of convertible preferred stock having the designation, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof that are set forth in the Amended and Restated Articles of Incorporation and in this resolution as follows:

The Statement With Respect to Shares setting forth this resolution (this “Certificate of Designation”) shall be effective on August      , 2003.

ARTICLE 1

DESIGNATION

There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the “Series A Convertible Preferred Stock” (the

“Series A Preferred Stock”), consisting of 1,646,129 shares, par value $0.01 per share. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article 9 below.

ARTICLE 2

RANK

The Series A Preferred Stock shall rank as follows:  (a) senior to (x) all classes or series of capital stock of the Company in existence on the date of the first issuance of shares of Series A Preferred Stock (the “Issue Date”), and (y) each class or series of capital stock of the Company established after the Issue Date by the Board of Directors of the Company, unless the terms of which expressly provide that such class or series ranks senior (and the creation of which has been approved by the Holders in accordance with Section 5.2(b) hereof) or on parity with the Series A Preferred Stock as to dividends, redemption, voting, conversion rights or distributions upon a Liquidation (collectively referred to as “Junior Securities”); (b) on parity with each class or series of capital stock of the Company established after the Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to dividends, redemption, voting, conversion rights, or distributions upon a Liquidation (collectively referred to as “Parity Securities”); and (c) junior to each class or series of capital stock of the Company established after the Issue Date by the Board of Directors of the Company, the creation of which was approved by Holders in accordance with Section 5.2(b) hereof, and the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends, redemption, voting, conversion or distributions upon a Liquidation (collectively referred to as “Senior Securities”).

ARTICLE 3

DIVIDENDS

Section 3.1                                   Dividends.

(a)                                  Dividends may be paid on the Series A Preferred Stock as and when declared by the Board of Directors out of assets of the Company legally available therefor (in whatever form). The right to receive dividends on shares of the Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to Holders by reason of the fact that dividends on such shares are not declared or paid in any calendar year.

(b)                                 In the event that any dividends or other distributions (other than distributions made in accordance with, and subject to, Article IV below) are declared on any shares of capital stock of the Company other than any Senior Securities or Parity Securities, the Holders shall be entitled to receive such dividend or other distribution, in such form and amount as though such Holders were holders of shares of capital stock with respect to which the dividend or other distribution has been declared on and as of the record date fixed for the determination of the holders of such shares of capital stock entitled thereto.

ARTICLE 4

LIQUIDATION PREFERENCE

Section 4.1                                   Liquidation Preference.  Upon the occurrence of a Liquidation, subject to the rights of any Senior Securities or any Parity Securities, each Holder will be entitled to be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its shareholders, and before any payment or distribution is made on any Junior Security, a liquidation preference per share equal to $1.10 (as adjusted for any stock splits, recombinations and the like with respect to such shares) (the “Liquidation Preference”) plus all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock.  If the assets of the Company available for distribution to the Holders and the holders of any Parity Securities shall be insufficient to permit payment in full to such Persons of the amounts which such Persons are entitled to receive in such case, then all of the assets available for distribution to the Holders and the holders of any Parity Securities shall be distributed among and paid to such Persons ratably in proportion to the full liquidation preference to which each would be entitled if such assets were sufficient to permit payment in full.

Section 4.2                                   No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled pursuant to Section 4.1 above, the Holders shall not be entitled to participate with any Junior Securities in any distribution of the remaining assets of the Company and such remaining assets of the Company shall be distributed to the holders of any Junior Securities in accordance with the Amended and Restated Articles of Incorporation then in effect.

Section 4.3                                   Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.

(a)                                  Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock.

(b)                                 If, upon the occurrence of a Liquidation, the holders of Common Stock would be, absent the Liquidation Preference, entitled to receive a distribution per share of Common Stock in excess of Liquidation Preference, the Series A Preferred Stock shall be deemed to have converted to Common Stock in accordance with Article 6 hereof immediately prior to the effective date of such Liquidation.

Section 4.4                                   Events Deemed a Liquidation.  For purposes of this Article 4, a Liquidation shall be deemed to be occasioned by, or to include, (a)(i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination, if, in the case of (a)(i), (a)(ii) or (a)(iii), the shareholders of the Company immediately prior to such merger, consolidation, tender offer or other business combination do not retain at least fifty percent (50%) of the total voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting capital stock of the Company if, after such sale, conveyance, exchange or transfer, the shareholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least fifty percent (50%) of the total voting power of acquiring or surviving Person, or (ii) all or substantially all of the assets of the Company (including, without limitation, the exclusive license of all or substantially all of the Company’s intellectual property).  In such an event, the Holders shall be paid the Liquidation Preference in the same kind of consideration paid to the holders of shares of Common Stock upon such deemed Liquidation and, if the consideration is paid in any combination of securities, property or cash, in the same ratio that each kind of consideration bears to the other, in any case in accordance with this Article 4 including, without limitation Section 4.3(b) hereof.

Section 4.5                                   Valuation of Non-Cash Consideration.  If any of the assets or other property of the Company distributed to the Holders in connection with any Liquidation are other than cash, then the value of such assets or other property shall be their fair market value as mutually determined by the Board of Directors of the Company and the Holders of a majority of the then outstanding Series A Preferred Stock, or if the Board of Directors of the Company and the Holders of a majority of the then outstanding Series A Preferred Stock shall fail to agree, at the Company’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the Holders of a majority of the then outstanding Series A Preferred Stock; except that any publicly traded securities to be distributed to shareholders in a Liquidation shall be valued as follows:

(a)                                  If the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending three (3) trading days prior to the distribution; or

(b)                                 If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending three (3) trading days prior to the distribution.

In the event of a merger or other acquisition of the Company by another entity or other transaction described in Section 4.4 hereof, the distribution date shall be deemed to be the date such transaction closes.

For purposes of this Section 4.5, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

Section 4.6                                   Notice of Liquidation.  The Company shall give each Holder written notice of each transaction described in Section 4.4 hereof no later than the earlier of (x) twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or (y) twenty (20) days prior to the closing of such transaction, and shall also notify such Holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the application of the provisions of this Article 4 thereto, and the Company shall thereafter give such Holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Holders that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

Section 4.7                                   Noncompliance.  In the event the requirements of this Article 4 are not complied with, the Company shall, at its election, forthwith either:

(a)                                  cause such closing to be postponed until such time as the requirements of this Article 4 have been complied with; or

(b)                                 cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4.6 hereof.

ARTICLE 5

VOTING RIGHTS

Section 5.1                                   Voting.  The Holders shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and such Holders shall be entitled to vote, together with all the outstanding shares of Common Stock as a single class, and not as a separate class, on all matters on which holders of Common Stock shall be entitled or permitted to vote, except as otherwise required under Pennsylvania law or as set forth in this Article 5.

Section 5.2                                   Separate Voting Rights.  So long as at least 164,613 shares of Series A Preferred Stock are outstanding, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at a duly noticed annual or special meeting, the Company shall not:

(a)                                  amend this Certificate of Designation or the Articles of Incorporation so as to affect adversely the special rights, powers, preferences, privileges or voting rights of the shares of Series A Preferred Stock; provided, however, that (i) the creation, authorization or issuance of any shares of any Parity Securities or Junior Securities, (ii) the decrease in the amount of authorized capital stock of any class or series (but not below the amount of outstanding capital stock of such class or series nor below such amount of Conversion Shares as would be required to effect the conversion provided for in Section 6.1), including the Series A Preferred or (iii) the increase in the amount of authorized capital stock of any class or series of Parity Securities or Junior Securities shall not be deemed to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders;

(b)                                 authorize, create or issue any shares of any Senior Securities; or

(c)                                  redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (x) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to written agreements approved by the Board of Directors which provide for such repurchase upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer thereof or (y) on the public market pursuant to any stock repurchase program approved by the Board of Directors of the Company.

Section 5.3                                   Votes Per Share.  Except as otherwise provided herein, in any case in which the Holders shall be entitled to vote pursuant to this Article 5 or pursuant to Pennsylvania law, each Holder shall be entitled to the number of votes per share equal to the number of shares of Common Stock then issuable upon conversion of the shares of Series A Preferred Stock then held by such Holder in accordance with Article 6 hereof, as of the date fixed for the determination of holders entitled to vote on such proposal.  Fractional votes by the Holders shall not, however, be permitted and any fractional voting rights shall be rounded down to the nearest whole number (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted).  Any action that may be taken hereunder by the Holders voting as a separate class at a meeting may be taken by written consent of the

Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class.

ARTICLE 6

CONVERSION

Section 6.1                                   Conversion

(a)                                  Right to Convert.  Any Holder shall have the right, at its sole option, at any time and from time to time to convert, subject to the terms and provisions of this Article 6 and by providing written notice to the Company of such election, all or any such Holder’s shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (i) the Original Issue Price divided by (ii) the conversion price of $1.10 per share, subject to adjustment as provided in Section 6.2 (such price, the “Conversion Price”).

(b)                                 Automatic Conversion. Upon the receipt by the Company of a written request from Holders of a majority of the Series A Preferred then outstanding, or, if later, the effective date for conversion specified in such request, subject to the terms and provisions of this Article 6, each share of Series A Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock equal to one multiplied by the quotient of (i) the Original Issue Price divided by (ii) the Conversion Price (subject to adjustment as provided in Section 6.2) (such event being an “Automatic Conversion Event”).

(c)                                  Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (I) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock or (II) notify the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(d)                                 Issuance of Conversion Shares.

(i)                                     As promptly as practicable after a Holder has surrendered the certificates representing the Series A Preferred Stock which have been converted or has otherwise complied with Section 6.1(c), the Company will deliver, or cause to be delivered, to the Holder a certificate or certificates representing the shares of Common Stock issued upon such conversion.  Such conversion shall be deemed to have been made: (a) in the case of a conversion at the election of the Holder, immediately prior to the close of business on the date of such surrender of the certificate(s) in accordance with Section 6.1(c) or (b) in the case of an Automatic Conversion Event, immediately prior to the close of business on the date of the Automatic Conversion Event.  Upon such conversion, all rights with respect to the shares of the Series A Preferred Stock so converted shall cease with respect to such shares and the Holder shall be treated for all purposes as the record holder of the shares of Common Stock issued upon conversion thereof at such time.  All certificates representing the converted Series A Preferred Stock shall be, or shall be deemed to be, canceled by the Company as of the date the election to convert is made and shall thereafter no longer be of any force or effect.

(ii)                                  No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  In lieu of any fractional share to which any Holder would otherwise be entitled, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the fair market value of one (1) share of Common Stock as determined in good faith by the Board of Directors as of the date of conversion.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(iii)                               The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action necessary to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the Holders of shares of Series A Preferred Stock vote such shares in favor of any such action that requires a vote of shareholders.

(e)                                  Reorganization, Reclassification. In the case of any consolidation, reorganization, share exchange, division or merger of the Company (other any transaction deemed a Liquidation pursuant to Section 4.4 above) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each a “Transaction”), each share of Series A Preferred Stock shall be convertible only into the kind and amount of securities and to the property, if any, received in exchange for shares of Common Stock in such transaction, subject to adjustments as nearly equivalent as practicable to the adjustments provided for in Section 6.2. The Company shall execute and deliver to each Holder at least twenty (20) business days prior to effecting such Transaction a notice stating the date on which such event is expected to become effective or occur, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, reorganization, merger, share exchange or division. The provisions of this Section 6.1(d) shall similarly apply to successive transactions.

(f)                                    Stamp Tax or Duty.  The issuance of certificates for shares of Common Stock upon conversion in accordance herewith shall be made without charge for any stamp or other similar tax in respect of such issuance.

(g)                                 Other Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets or options or rights (other than any distribution described in Section 3.1(b) or Article IV hereof), then, in each such case for the purpose of this Section 6.1(g), the Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the termindation of the holders of Common Stock entitled to receive such distribution.

Section 6.2                                   Adjustments of the Conversion Rate.  The Conversion Rate shall be subject to adjustment as follows:

(a)                                  Adjustment for Changes in Common Stock. If, after the Issue Date, the Company (A) subdivides or splits any of its outstanding shares of any class or series of Common Stock into a greater number of shares, (B) combines any of its outstanding shares of any class or series of Common Stock into a smaller number of shares, or (C) issues by reclassification of any class or series of Common Stock any shares of Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 6.2(a)); then the Conversion Price in effect immediately prior to such action for each share of Series A Preferred Stock then outstanding shall be adjusted so that the Holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event.  Any adjustment made pursuant to this Section 6.2(a) shall become effective retroactively in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(b)                                 Notice of Adjustment.                          Whenever the Conversion Rate is adjusted pursuant to this Article 6, the Company shall, at its sole expense, promptly mail to Holders at the addresses appearing on the stock register a certificate of the Company’s chief financial officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder, a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of such Series A Preferred Stock.

(c)                                  Other Event.                             If any event occurs as to which the provisions of this Section 6.2 are not strictly applicable and as a result of which the provisions of this Section 6.2, in the good faith judgment of the Board of Directors of the Company, do not fairly, equitably and adequately comply with the essential intent and principles of such provisions, then such Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board of Directors, to so comply.

(d)                                 No Impairment.  Subject to the right of Company to amend this Certificate of Designation or its Amended and Restated Articles of Incorporation or take any other corporate action upon obtaining the necessary approvals required by this Certificate of Designation or its Amended and Restated Articles of Incorporation and applicable law, the Company shall not, by amendment of this Certificate of Designation, its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article 6 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders hereunder against impairment.

ARTICLE 7

MISCELLANEOUS

Section 7.1.                                Preemptive Rights.  This Certificate of Designation does not grant to any shares of Series A Preferred Stock any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

Section 7.2.                                No Reissuance of Series A Preferred Stock.  Shares of Series A Preferred Stock that have been issued and reacquired by the Company in any manner following the Issue Date, including shares redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Pennsylvania) have the status of authorized but uniussed shares of Preferred Stock of the Company and may be designated or redesignated and issued or reissued, as the case may be, as part of any class or series of Preferred Stock of the Company, except that such shares shall not in any event be reissued as shares of Series A Preferred Stock.

Section 7.3                                   Business Day.  If any payment, redemption or exchange shall be required by the terms hereto be made on a day that is not a Business Day, such payment, redemption, or exchange shall be made on the immediately succeeding Business Day.

Section 7.4                                   Waiver.  The Holders of a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as a separate class, may waive compliance with any provision of this Certificate of Designation.

Section 7.5                                   Notice.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

SEEC, Inc.

Park West One

Cliff Mine Road, Suite 200

Pittsburgh, PA 15275

with copies to:

Cohen & Grigsby, P.C.

11 Stanwix Street, 15th Floor

Pittsburgh, PA 15222

Attn:  Daniel L. Wessels, Esq.

Any notice or communication to a Holder shall be delivered to the Holder’s address as it appears in the stock register of the Company and shall be sufficiently given if so mailed within the time prescribed.  Failure to mail a notice or communication to a particular Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders.

ARTICLE 8

DELIVERY AND FORM

The certificates representing the Series A Preferred Stock will be issued in fully registered form.  Holders will be entitled to receive physical delivery of a certificate for their Series A Preferred Stock (“Certificate Preferred Stock”) which shall bear the legend referred to in Section 8.1.  Record ownership of Certificates Preferred Stock will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Company.

ARTICLE 9

DEFINITIONS

Section 9.1                                   Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings:

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company” means SEEC, Inc., a Pennsylvania corporation, and any successor.

“Holder” means a Person in whose name any outstanding shares of Series A Preferred Stock are registered in the register for the Series A Preferred Stock.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Company.

“Original Issue Price” means $1.10 per share.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any capital stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, over shares of capital stock of any other class or series of such Person.  With respect to the Company, “Preferred Stock” includes the Series A Preferred Stock.

“Series A Preferred Stock” is defined in Section 1.1.

Section 9.2                                   Rules of Construction.  For the purposes of this Certificate of Designation (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the word “including” and words of similar import shall mean “including, without limitation,” (c) a capitalized word has the meaning assigned to it, (d) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States of America as in effect from time to time, and (e) “or” is not exclusive.

IN WITNESS WHEREOF, SEEC, Inc. has caused this Certificate of Designation to be signed by Daniel L. Wessels, its Secretary, on the date and year first above written.

SEEC, INC.

Name: Daniel L. Wessels
Title: Secretary

EXHIBIT B

Schedule of Bridge Lenders

EXHIBIT C

Form of Opinion of Buyer Counsel to Bridge Lenders

1.                                       The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

2.                                       The Buyer has all requisite legal and corporate power to execute and deliver the Agreement.  All corporate action on the part of the Buyer, its respective directors and shareholders necessary for the authorization, execution and delivery of the Agreement, the authorization, sale, issuance and delivery of the Conversion Shares pursuant thereto, and the performance by such party of its respective obligations under the Agreement has been taken.  The Agreement has been duly and validly executed and delivered by the Buyer, and each constitutes a valid and binding obligation of the Buyer, enforceable in accordance with their respective terms.

3.                                       The Conversion Shares issued under the Agreement are validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights other than restrictions on transfer under applicable state and federal securities laws.

4.                                       The execution and delivery by the Buyer of, and the undertaking by such parties of the covenants in and its other obligations under, the Agreement, and the issuance and delivery of shares of Conversion Shares do not (a) violate any provision of Buyer’s Certificate of Incorporation or Bylaws, (b) violate or constitute a default under any material agreement, contract, license or similar obligation or any judgment or decree known to us that is binding upon the Buyer, or (c) violate any provision of any applicable federal or state law, rule, or regulation known to us to be customarily applicable to transactions of this nature or (d) does not create, result in the creation of, or otherwise give rise to any right of any shareholder of the Company under Chapter 25 of the PBCL.

5.                                       Except for such consents, approvals, authorizations, other orders, filings, or qualifications or registrations as may be required under applicable federal and state securities laws in connection with the issuance of the Conversion Shares, no consent, approval, authorization, order, filing, qualification or registration with any United States federal or California state court or governmental body or agency is required for the execution and delivery by the Parent and the Buyer of, and the undertaking by the Parent and the Buyer of the covenants in and its other obligations under, the Agreement, or the issuance and sale of the Common Shares.

6.                                       To our knowledge, there are no legal or governmental proceedings pending to which either the Buyer is a party or to which any of the property or assets of the Buyer are subject which question the validity or enforceability of the Agreement or any action taken or to be taken pursuant thereto; and to our knowledge, the Buyer has not received any written threat thereof.

7.                                       The offer, issuance, sale and delivery of the Conversion Shares to the Bridge Lenders, in accordance with the terms of, and in the manner contemplated by, the Agreement, are exempt from the registration requirement of Section 5 of the Securities Act.

EXHIBIT D

Form of Bridge Lender Representation Statement

EXHIBIT E

Representation and Warranties of the Buyer

Section 1.                                            Certain Definitions.  For the purposes hereof, the following definitions shall apply:

(a)                                  “Action or Proceeding” shall mean any action, suit, litigation, proceeding, mediation, arbitration or investigation or audit by any Person.

(b)                                 “Balance Sheet” shall mean the most recent unaudited consolidated balance sheet of the Buyer and its Subsidiaries included in the Financial Statements.

(c)                                  “Buyer Material Adverse Effect” shall mean any circumstance affecting, change in, or effect on the Buyer and its Subsidiaries that is, or imminently shall be, materially adverse to the business, properties, assets, liabilities (absolute, accrued, or contingent), operations, or results of operation of the Buyer and its Subsidiaries, taking the Buyer together with its Subsidiaries as a whole; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute a Buyer Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or shall be a Buyer Material Adverse Effect: (i) any change in the market price or trading volume of the Buyer Common Stock after the date hereof; (ii) any adverse circumstance, change or effect resulting directly from conditions affecting the industries in which the Buyer participates in their entirety, the U.S. economy as a whole, or foreign economies as a whole in any countries where the Buyer or any of its Subsidiaries has material operations; (iii) any adverse circumstance, change or effect resulting directly from the announcement or pendency of this Agreement, the Asset Sale or the Bridge Conversion (including any termination or breach of supplier, distributor, partner or similar relationships); (iv) the de-listing of Buyer Common Stock from the Nasdaq National Market; or (v) any adverse circumstance, change or effect resulting directly from the taking of any action by the Buyer which this Agreement requires the Buyer to take.

(d)                                 “Buyer SEC Documents” shall mean each form, report, schedule, statement and other document filed or required to be filed by the Buyer since April 1, 2001 through the date hereof under the Exchange Act or the Securities Act, including any filed amendment to such document, whether or not such amendment is required to be so filed.

(e)                                  “Financial Statements” shall mean each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Buyer (including any related notes and schedules) included (or incorporated by reference) in the Buyer SEC Documents.

(f)                                    “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency, commission or other governmental or other regulatory authority or agency, or any Person exercising the authority of any of the foregoing.

(g)                                 “Intellectual Property” shall mean all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same; (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights; (iii) U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), moral rights, rights of publicity and all registrations and applications to register the same; and (iv) all trade secrets; and, to the extent actually protected as a trade secret under the law, computer software, databases, other confidential information, technology, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

(h)                                 “Buyer Agreement” shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement, or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

(i)                                     “Buyer Intellectual Property” shall mean all Intellectual Property owned by the Buyer or any of its Subsidiaries as of the date hereof.

(j)                                     “Person” shall mean any natural person, corporation, limited liability company, partnership (general or limited), business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(k)                                  “Subsidiary” shall mean any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by the Buyer or by any one or more of its Subsidiaries, or by the Buyer and one or more of its Subsidiaries, or (ii) the Buyer or any other Subsidiary is a general partner or managing member (excluding any such partnership or limited liability company where the Buyer or any other Subsidiary does not have a majority of the voting interest in such partnership or limited liability company).

(l)                                     “Tax” and “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

(m)                               “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n)                                 “Transactions” shall mean each of the transactions contemplated by this Agreement including, without limitation, the Bridge Conversion.

Section 2.                                            Representations and Warranties.  Except as set forth in the Buyer Disclosure Letter delivered to the Collateral Agent concurrently herewith, the Buyer hereby represents and warrants to the Bridge Lenders that:

(a)                                  Organization; Qualification.  Each of the Buyer and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Capitalization.  The authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Preferred Stock”).  As of August 12, 2003, (i) 7,402,781 shares of Buyer Common Stock were issued and outstanding, (ii) 169,341 shares of Buyer Common Stock were issued and held in the treasury of the Buyer, (iii) no shares of preferred stock were issued and outstanding, (iv) 226,305, 1,300,000 and 250,000 shares of Buyer Common Stock were reserved for issuance upon exercise of all outstanding options or other rights to acquire Buyer Common Stock (the “Options”) under the SEEC, Inc. 1994 Stock Option Plan, SEEC, Inc. 1997 Stock Option Plan and the SEEC, Inc. 2000 Non-Employee Directors Plan, respectively, and (v) 300,000 shares of Common Stock were reserved for issuance pursuant to the Buyer’s 1998 Employee Stock Purchase Plan.  Immediately prior to the Bridge Conversion, the Buyer shall designate 1,646,129 shares of Buyer Preferred Stock as Series A Preferred, having the rights and preferences set forth in Exhibit B attached to the Agreement (the “Certificate of Designation”). All the outstanding shares of the Buyer’s capital stock are, and all shares of Buyer Common Stock which may be issued pursuant to the exercise of all Options shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(c)                                  Authorization, Validity of Agreement, Certain Action.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations under this Agreement, and to consummate the Transactions.  The execution and delivery of this Agreement by the Buyer and, assuming the approval of the Voting Proposals by the Buyer’s shareholders and the filing of Charter Amendment with the Secretary of State of the Commonwealth of Pennsylvania, the performance by the Buyer of its obligations thereunder and the consummation by the Buyer of the Transactions, have been duly authorized and no other corporate action on the part of the Buyer, its board of directors or shareholders is necessary to authorize the execution and delivery by the Buyer of this Agreement or the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Buyer, assuming the due authorization, execution and delivery by the Collateral Agent, for and on behalf of the Bridge Lenders, constitutes a valid and binding obligation of the Buyer enforceable in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

(d)                                 Consents and Approvals, No Violations.  Except for the filings, permits, authorizations, consents, notices, and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky laws, none of the execution, delivery or, assuming the approval of the Voting Proposals by the Buyer’s shareholders and the filing of Charter Amendment with the Secretary of State of the Commonwealth of Pennsylvania, performance of this Agreement by the Buyer, the consummation by the Buyer of the Transactions or compliance by the Buyer with any of the provisions of this Agreement shall (i) conflict with or result in any breach of any provision of the articles of incorporation, the by-laws or similar organizational documents of the Buyer or any of its Subsidiaries, (ii) require any material filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a material violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Buyer Agreement, (iv) violate any order, writ, injunction, decree, or any material statute, rule or regulation applicable to the Buyer, any Subsidiary or any of their material properties or assets, or (v) create, result in the creation of or otherwise give rise to any right of any Person pursuant to Chapter 25 of the PBCL including, without limitation, Subchapters (E) and (F) thereof.

(e)                                  Valid Issuance.  The Conversion Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer, other than restrictions set forth herein, the Certificate of Designation and under applicable federal and state securities laws.

(f)                                    Offering.  Subject in part to the truth and accuracy of the Lender Representation Statements to be delivered prior to the Bridge Conversion, the offer, sale and issuance of the Conversion Shares as contemplated hereby are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of the applicable blue sky laws.  Neither the Buyer nor any authorized agent acting on its behalf shall take any action hereafter that would cause the loss of such exemptions.

(g)                                 Reports and Financial Statements.

(i)                                     The Buyer has filed with the SEC the Buyer SEC Documents.  As of their respective dates (or, if amended or superseded, as of the date of the last such amendment or superseding report filed prior to the date hereof), the Buyer SEC Documents, including any financial statements or schedules included therein (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  The Chief Executive Officer and the Chief Financial Officer of the Buyer have signed, and the Buyer has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Buyer nor any of it officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.  None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(ii)                                  Each of the Financial Statements has been prepared from, and are in accordance with, the books and records of the Buyer and its Subsidiaries.  The Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and published rules and regulations of the SEC.  The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and year-end adjustments which were not and are not expected to be material in amount and the absence of certain notes) and fairly present in all material respects as of their respective dates (A) the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and (B) the consolidated results of operations, changes in shareholders’ equity and cash flows of the Buyer and its Subsidiaries for the periods presented therein (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and year-end adjustments which were not and are not expected to be material in amount and the absence of certain notes).

(h)                                 No Undisclosed Liabilities.  Except (i) as disclosed in the Financial Statements, (ii) for liabilities disclosed in the Buyer SEC Documents, and (iii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Buyer nor any of its Subsidiaries has any liability or obligation of any nature, whether or not accrued, contingent or otherwise that would be required by GAAP to be disclosed on a consolidated balance sheet of the Buyer or in the notes thereto and which, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect.  The Buyer has not created any entities or entered into any transactions or created any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, for the purpose of avoiding disclosure required by GAAP.

(i)                                     Absence of Certain Changes; Conduct of Business.  Since the Balance Sheet Date, (A) no event or development has occurred which has had, or could reasonably be expected to have, a Buyer Material Adverse Effect, and (B) the business and operations of the Buyer and each of its Subsidiaries have been conducted in the ordinary course consistent with past practice.

(j)                                     Litigation.  Except as disclosed in the Buyer SEC Documents, there is no Action or Proceeding by or before any Governmental Entity or, to the knowledge of the Buyer and its Subsidiaries, threatened against or involving the Buyer or any of its Subsidiaries which either (i) is reasonably likely to result in material damages to or any material injunctive relief against the Buyer or its Subsidiaries or (ii) questions or challenges the validity of this Agreement, the Transactions or any action taken or to be taken by the Buyer or any of its Subsidiaries pursuant hereto or in connection with the Transactions.  Neither the Buyer nor any of its Subsidiaries is in default under or in violation of, nor to the knowledge of the Buyer and its Subsidiaries is there any valid basis for any claim of default under or violation of, any Buyer Agreement, except as would not otherwise have a Buyer Material Adverse Effect.  Neither the Buyer nor any of its Subsidiaries is subject to any judgment, order or decree that materially restricts its business practices or its ability to acquire any property or conduct its business as currently conducted.

(k)                                  Employee Benefit Plans.  No Action or Proceeding is currently pending or, to the Buyer’s knowledge, threatened in writing against or with respect to any employee benefit fund, plan, program, arrangement or contract (including any “pension” plan, fund or program, as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any “employee benefit plan”, as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, of the Buyer (each, a “Buyer Benefit Plan”) (other than routine benefits claims), and there is no pending audit or inquiry by the Internal Revenue Service or United States Department of Labor with respect to any Buyer Benefit Plan.  To the knowledge of Buyer or any of its Subsidiaries, there exists no condition or set of circumstances that could subject the Buyer or any of its Subsidiaries to any liability relating in any way to any Buyer Benefit Plan, except as would not otherwise have a Buyer Material Adverse Effect.

(l)                                     Tax Matters.  The Buyer and each of its Subsidiaries have duly filed all Tax Returns that are required to be filed, and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns.  All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby.  All material unpaid Taxes owed by the Buyer and all of its Subsidiaries relating to periods or portions of periods through the Balance Sheet Date (whether or not shown on any Tax Return) are reflected on the Financial Statements.  Since the Balance Sheet Date, the Buyer and its Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business.  Neither the Buyer nor any of its Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where the Buyer or such Subsidiary, as the case may be, does not file Tax Returns, that the Buyer or such Subsidiary is or may be subject to taxation by that jurisdiction.

(m)                               Title to Properties; Encumbrances.  Each of the Buyer and each of its Subsidiaries has good, valid and marketable title to all the material properties and assets which it purports to own (real, personal and mixed, tangible and intangible) and which are reflected in the Balance Sheet, and all the material properties and assets purchased by the Buyer and its Subsidiaries since the Balance Sheet Date, in each case are free and clear of all mortgages, title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except, with respect to all such properties and assets: (i) liens shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists; (ii) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Buyer or any of its Subsidiaries and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and (iii) liens for current Taxes not yet due (collectively, “Permitted Liens”).  The rights, properties and other assets presently owned, leased or licensed by the Buyer and its Subsidiaries include all rights, properties and other assets necessary to permit the Buyer and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

(n)                                 Intellectual Property.

(i)                                     Ownership; Sufficiency of IP Assets.  The Buyer or one of its Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of liens (other than Permitted Liens), all of Intellectual Property used in, and material to, its respective businesses.  The Buyer Intellectual Property, together with rights under the licenses granted to the Buyer and/or its Subsidiaries with respect to any Intellectual Property of any Person (other than the Buyer or its Subsidiaries), constitutes all the Intellectual Property rights used in the operation of the Buyer’s and its Subsidiaries’ businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the consummation of the Asset Sale and the Bridge Conversion in substantially the same manner as such businesses have been operated by the Buyer and its Subsidiaries prior thereto.  The Buyer has taken reasonable steps to protect the Buyer Intellectual Property.

(ii)                                  Infringement.

(A)                              By the Buyer.  To the knowledge of the Buyer and its Subsidiaries, none of the Intellectual Property used by the Buyer or its Subsidiaries in the conduct of the Buyer’s or its Subsidiaries’ businesses as currently conducted, infringes upon, violates or constitutes the unauthorized use of any valid and enforceable rights owned or controlled by any Person (other than the Buyer or its Subsidiaries).  No Action or Proceeding to which the Buyer is a party is now pending and, to the knowledge of the Buyer and its Subsidiaries, no notice or claim in writing has been received by the Buyer or any of its Subsidiaries within the one (1) year prior to the date hereof (A) alleging that the Buyer or any of its Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person (other than the Buyer or its subsidiaries) or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by or exclusively licensed to or by the Buyer.

(B)                                By Third Parties.  To the knowledge of the Buyer and its Subsidiaries, no Person is misappropriating, infringing or violating any Buyer Intellectual Property, and no such claims have been brought against any Person by the Buyer or any of its Subsidiaries.

(o)                                 Employment Matters.  The Buyer and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  There is no controversy pending or, to the knowledge of the Buyer and its Subsidiaries, threatened, between the Buyer or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have resulted, or could reasonably be expected to result, in an Action or Proceeding before any Governmental Entity in which an adverse decision would result in a Buyer Material Adverse Effect.  To the knowledge of the Buyer and its Subsidiaries, no officer or key employee of the Buyer is in violation of any material term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Buyer or a Subsidiary of the Buyer because of the nature of the business conducted by the Buyer or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(p)                                 Compliance with Laws.  The Buyer and each of its Subsidiaries are in compliance in all material respects with, and have not violated in any material respect any applicable law, rule or regulation of any United States federal, state, local, or foreign Governmental Entity applicable to the Buyer or any of its Subsidiaries, except as would not otherwise have a Buyer Material Adverse Effect.  No written notice has been received by the Buyer or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Buyer and its Subsidiaries, threatened against the Buyer or any of its Subsidiaries alleging any such violation.  All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to result in a Buyer Material Adverse Effect.

(q)                                 Certain Corporate Matters.

(i)                                     PBCL Approval.  The action taken by the Buyer’s board of directors constitutes approval of the Transactions by the Buyer’s board of directors under the provisions of Section 2538 of the PBCL such that Section 2538 of the PBCL does not apply to this Agreement or the Transactions, and such approval has not been amended, rescinded or modified.  No other state takeover, antitakeover, moratorium, fair price, interested shareholder, business combination or similar statute or rule is applicable to the Transactions.  If any state takeover statute other than Section 2538 of the PBCL becomes or is deemed to become applicable to this Agreement or the Transactions, the Buyer shall (and shall cause each of its applicable Subsidiaries to) take all reasonable action necessary to render such statute inapplicable to all of the foregoing.  Further, the provisions of subchapter (E) and (F) of Chapter 25 of the PBCL are not applicable to the execution and delivery by the Buyer of the Agreement or, assuming the approval of the Voting Proposals by the Buyer’s shareholders and the filing of Charter Amendment with the Secretary of State of the Commonwealth of Pennsylvania, the consummation of the Transactions.

(ii)                                  Absence of Questionable Payments.  Neither the Buyer nor any of its Subsidiaries nor to the Buyer’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Buyer or any of its Subsidiaries, has used any corporate or other funds for any unlawful contribution, payment, gift, or entertainment, or made any unlawful expenditure relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.  Neither the Buyer nor any of its Subsidiaries nor, to the Buyer’s knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Buyer or any of its Subsidiaries, has accepted or received any unlawful contribution, payment, gift or expenditure.  The Buyer and each of its Subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

(iii)                               Insider Interests.  Except as disclosed in Buyer SEC Reports, to the Buyer’s knowledge, no executive officer or director of the Buyer or any of its Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including any Intellectual Property used in or pertaining to the business of the Buyer or any of its Subsidiaries.

(r)                                    Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

EXHIBIT F

Form of KPCB Consulting Agreement